Exhibit 4.6

AMENDMENT TO EXTENSION AND RESTATEMENT
OF CONVERTIBLE PROMISSORY NOTES

THIS AMENDMENT TO EXTENSION AND RESTATEMENT OF CONVERTIBLE PROMISSORY NOTES (this “Amendment to Extension”) is entered into effective as of the 20th day of July, 2011, by and between FREEDOM OIL & GAS, INC., a Nevada corporation (“Maker”), and QUANTUM ENERGY & TECHNOLOGIES, LLC, a Utah limited liability company (“Holder”).

RECITALS:

A.           Maker executed that certain Convertible Promissory Note payable to Holder, dated as of February 2, 2009, in the amount of $1,000,000.00 (the “First Note”).

B.           The First Note is secured by a Mortgage, Deed of Trust, Security Agreement, Assignment of Leases and Production, and Financing Statement, dated as of February 2, 2009, filed in the County Recorder’s Office of Sanpete County, Utah.
C.           Maker executed that certain Amended and Restated Convertible Promissory Note payable to Holder, dated September 2, 2009, in the amount of $75,068.49 (the “Second Note”).  The First Note and The Second Note are referred to herein as the “Notes.”
D.           The Second Note is secured by a Mortgage, Deed of Trust, Security Agreement, Assignment of Leases and Production, and Financing Statement, dated as of September 2, 2009, filed in the County Recorder’s Office of Sevier County, Utah (the “Trust Deed”).
E.           In connection with the Notes and the Trust Deed, Holder and Maker executed that certain Extension and Restatement of Convertible Promissory Notes, dated March 31, 2011 (the “Extension”).
F.           The parties desire to amend the Extension as set forth below and to reach an accord and agreement on certain related matters.

NOW THEREFORE, in consideration of the above recitals and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.           Principal Payment.  Section 3 of the Extension is deleted in its entirety and replaced with the following:

Principal Payment.  Maker shall pay holder: (i) $40,000 in cash as a payment towards the reduction of principal under the First Note, due and payable to Holder on or before July 18, 2011; and (ii) $160,000 in cash as a payment towards the reduction of principal under the First Note, due and payable to Holder no later than August 5, 2011, pursuant to the terms below.  If the Union Securities private placement closes prior to August 5, 2011, then the payment of $160,000 referenced above must be made on the date of said closing, however, if said closing does not occur prior to August 5, 2011, then the $160,000 cash payment must be made on August 5, 2011.

2.           Late Payment Fee.  Maker agrees to pay Holder $20,000 as a late payment fee.  Such amount shall be payable to Holder no later than August 5, 2011, pursuant to the terms below.  If the Union Securities private placement closes prior to August 5, 2011, then the payment of $20,000 referenced above must be made on the date of said closing, however, if said closing does not occur prior to August 5, 2011, then the $20,000 cash payment must be made on August 5, 2011.  Failure to make such payment when it is due shall constitute an event of default under the Extension and related loan documents.

3.           Clearing of Funds.   Notwithstanding the foregoing, Holder agrees that upon closing, Maker shall have up to a 10-day grace period for funds to clear from Union Securities’ bank in Calgary, Canada to Richfield’s bank account at U. S. Bank, Salt Lake City, Utah, in order to pay Holder the payments required in paragraphs 1 and 2, no later than August 15, 2011.

4.           Default Status.  Holder agrees not to declare Maker in default of Maker’s financial obligations to Holder in connection with Maker’s failure to timely make payment in accordance with the Extension, and acknowledges that, as a result of this Amendment to Extension, no such default exists or has existed as of the date of this Amendment to Extension.

5.           Miscellaneous.  This Amendment to Extension supersedes any and all other provisions of the Extension which are in conflict with this instrument.  This Amendment to Extension constitutes the full and complete agreement between the parties hereto relating to the matters set forth herein.  All other provisions of the Extension not modified herein shall remain in full force and effect and are incorporated herein.

IN WITNESS WHEREOF, the parties have executed this Amendment to Extension effective as of the date set forth above.

MAKER:		HOLDER:

FREEDOM OIL & GAS, INC.		QUANTUM ENERGY & TECHNOLOGIES, LLC

By:	/s/ J. David Gowdy	By: Endeavor Capital Group, LLC
Name: J. David Gowdy		Its: Manager
Title: President/CEO

		By:	/s/ Jeffry F. Chivers
Address:		Name:	Jeffry F. Chivers
175 S. Main Street, Suite 1210		Title:	Co-Manager, QET
Salt Lake City, UT 84111
Address:
6440 S. Wasatch Blvd., Ste. 105
Salt Lake City, Utah 84121